TRUE LEAF PROVIDES MANAGEMENT CEASE TRADE ORDER UPDATE

Vernon, BC - November 23, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("True Leaf" or the "Company") is providing a biweekly default status report in accordance with National Policy 12-203 - Management Cease Trade Orders ("NP 12-203").

On September 15, 2020, the Company announced that it had applied to the British Columbia Securities Commission ("BCSC"), under NP 12-203, requesting that a temporary management cease trade order ("MCTO") be granted in respect of the anticipated late filing of the Company's annual audited financial statements, management's discussion and analysis, and officers' certificates for the year ended March 31, 2020 (collectively the "Annual Filings"). On September 16, 2020, the Company announced the MCTO had been granted. The Company continues to work with its auditor to complete its Annual Filings.

The Company confirms there have been no undisclosed material business developments, since its most recent news release on November 17, 2020, regarding the status of its continuous disclosure filings, that have not been otherwise disclosed by the Company by way of news release, and there has been no failure by the Company in fulfilling its stated intentions with respect to satisfying the provisions of the alternative information guidelines set out in NP 12-203.

During the MCTO, the Company confirms that it will comply with the provisions of the alternative information guidelines set out in NP 12-203 for as long as it remains in default, including the issuance of bi-weekly default status reports, each of which will be issued in the form of a news release. Further, if the Company provides any information to any of its creditors during the period in which it is in default of filing the Annual Financial Statements, the Company confirms that it will also file material change reports on SEDAR containing such information.

The MCTO prohibits the Chief Executive Officer and the Chief Financial Officer of the Company from trading in securities of the Company until the Annual Filings are filed and the MCTO is revoked but does not affect the ability of other investors to trade in the Company's securities.

About True Leaf

True Leaf Brands Inc. is a wellness company. Its True Leaf Cannabis Inc. division is a Licensed Producer and owner of True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis in Lumby, British Columbia.

ir.trueleafbrands.com

Investor Contact:

Darcy Bomford

Interim Chief Executive Officer

darcy@trueleafbrands.com

250-260-0676

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements related to the anticipated delay in the completion of the Company's Annual Filings and the Company's ability to complete its audit and its Annual Filings.

Factors that could cause actual results to differ materially from those described in such forward-looking information include, but are not limited to, True Leaf may not complete its audit and file the Annual Filings as currently anticipated, or at all; True Leaf will be subject to a general cease trade order in the event that the Annual Filings are not completed and filed; and other related risks as set out in True Leaf's public documents filed on SEDAR. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected effects on True Leaf. These forward-looking statements are made as of the date of this press release. Except as required by applicable securities legislation, True Leaf assumes no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.